SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
X	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Rutland Square Trust II
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

FORM OF

D.F. King & Co., Inc.

INBOUND

Telephone Script

Fidelity Investments

Introduction

Hello, Fidelity Investments proxy information line. My name is ___________. How may I help you?
Would you like me to record your vote over the telephone right now?
Do you have any questions that I may answer about this proxy?
If shareholder asks how to vote via the internet, the website is www.2voteproxy.com/proxy - he/she will need the control number from his/her proxy card.
If shareholder asks how to vote via touch-tone telephone, the telephone number is 1-800-597-7836 - he/she will need the control number from his/her proxy card.
Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of the proposal. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections or by referring to the Q&A that accompanied the proxy statement.
Here is how we will proceed. I will ask you for two pieces of information for verification: your name and your address. Finally, I will confirm that you have received the proxy materials and take your vote. You will be mailed a letter confirming your vote~~s~~, which will tell you how to make any changes, if you wish. Do you feel comfortable with this process?

In order to record your vote, I will be recording this portion of the call. Do I have your permission?

Begin the Vote

First, I'll reintroduce myself. My name is __________. I am with D.F. King & Co., Inc. acting on behalf of Fidelity Investments. Today's date is __________ and the time is __________.
May I please have your full name? [If shareholder is an entity: May I please have your title? Can you confirm that you are authorized to direct the voting of these [insert name of fund] shares?]
May I please have your address?
Have you received the proxy materials?

Actual Voting

Your Board Members are asking you to consider a proposal which they have studied carefully. The Board recommends that you vote in favor of the proposal. Would you like to vote in favor of the proposal as recommended by your Board and as described in the proxy statement?

If you are required to read the proposal individually, end the proposal by saying, "Your Board recommends that you vote in favor of the proposal. How would you like to vote?" For most proposals, the valid responses are
F = For proposal.
A = Against proposal.
B = Abstain.

Closing

I have recorded your vote[s]. You have voted __________ [insert summary of proposal voting]. Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it on to the fund. In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.